2" AMENDMENT
TO
PARTICIPATION AGREEMENT

Pursuant to the Participation Agreement, made and entered into as of the 26th day of
March, 2002, as amended May 17,2002 (the "Participation Agreement"), by and among Principal
Life Insurance Company, MFS Variable Insurance Trust and Massachusetts Financial Scrvices
Company (collectively, the "Parties"), the Parties do hereby agree to amend and restate Schedule
A of the Participation Agreement as attached hereto and incorporated herein by reference.

IN WITNESS WHEREOF, each of the Parties hereto has caused this 2nd Amendment to the Participation Agreement to be executed effective as of November 1,2005.

As of November 1,2005
SCHEDULE A
ACCOUNTS, POLICIES AND PORTFOLIOS
SUBJECT TO THE PARTICIPATION AGREEMENT

Name of Separate Account and Date Established by Board of Directors	Policies Funded by Separate Account	Share Class (Initial or Service Class)	Portfolios Applicable to Policies
Principal Life Insurance Company Separate Account B	The Principal Variable Annuity Principal Freedom Variable Annuity Principal Investment Plus Variable Annuity	Service	Emerging Growth Series Mid Cap Growth Series New Discovery Series Value Series
Principal Life Insurance Company Variable Life Separate Account	PrinFlex Life Variable Life Insurance Survivorship Variable Universal Life Insurance Flexible Variable Life Insurance Principal Variable Universal Life Accumulator Principal Variable Universal Life Accumulator II Principal Variable Universal Life Income	Service	Emerging Growth Series Mid Cap Growth Series New Discovery Series Value Series
	Executive Variable Universal Life Benefit Variable Universal Life	Service	Emerging Growth Series Mid Cap Growth Series New Discovery Series Value Series Global Equity Series